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infoUSA Inc.
(Name of Registrant as Specified In Its Charter)

Dolphin Limited Partnership I, L.P.
Dolphin Financial Partners, L.L.C.
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FOR Immediate Release

Contact: Arthur B. Crozier
Innisfree M&A Incorporated
212-750-5833

DOLPHIN SAYS THAT PROXY ADVISOR GLASS LEWIS RECOMMENDS
 STOCKHOLDERS VOTE FOR ALL DOLPHIN NOMINEES AND BY-LAW
 AMENDMENT AT infoUSA’S UPCOMING ANNUAL MEETING

STAMFORD, CONNECTICUT, May 22, 2006 - Dolphin Limited Partnership I, L.P. and Dolphin Financial Partners L.L.C., which together own 2.0 million shares, or 3.6% of infoUSA Inc. (NASDAQ: IUSA), today announced that Glass, Lewis & Co., LLC, one of the world’s leading proxy advisory firms, has recommended that infoUSA stockholders vote for all Dolphin nominees and its by-law amendment and against management’s incumbent directors at the Company’s Annual Meeting of Stockholders on May 26, 2006.

Dolphin also stated that Institutional Shareholder Services’ Taft-Hartley Advisory Services has separately issued a report in favor of all Dolphin nominees and its by-law amendment. This follows the same May 16, 2006 recommendation by Institutional Shareholder Services.

“Nearly 51% of shares are held by professional investors and institutions, including Dolphin. Days away from this important election, every vote counts,” said Donald T. Netter, Senior Managing Director of Dolphin. “The Glass Lewis recommendation further demonstrates that infoUSA is in desperate need of real change. We believe the nominees we have put forth will be the needed catalysts of real change through accountability and corporate governance reform. We thank Glass Lewis for their support of our nominees and their plan.”

The Glass Lewis report says in part:

“Dolphin has brought to light many serious issues regarding the governance of the board of infoUSA, primarily unauthorized reimbursements to Mr. Vinod Gupta as well as termination of the special committee. In our opinion, Dolphin has presented a convincing argument.”

“The fact that the board of directors uncovered a substantial level of unauthorized reimbursements to Mr. Vinod Gupta in 2004 indicates a lack of basic oversight by the board’s governance committee.”

“In addition, …, we are troubled that the board has failed to initiate an expanded review of these reimbursements.”

“Considering that Mr. Vinod Gupta had just retracted his bid to acquire the Company and noted unwillingness to support any alternative transaction, we believe he should have abstained from that vote (to terminate the special committee).”

“While it can be beneficial for large shareholders to be represented on a company’s board, in this instance, there is evidence that Mr. Vinod Gupta has abused his position.”

“…we believe the dissidents must make a compelling showing of mismanagement on the part of the existing board members and provide a realistic plan for improvement. Here, in our opinion, Dolphin has met this test, in particular, with regard to infoUSA’s termination of the special committee and its related party transactions with Mr. Vinod Gupta.”

Finally, Dolphin noted that the Corporate Library, a leading corporate governance ratings service, gave the infoUSA Board a “D” in their Board Composition Rating and determined its Board Risk Assessment is “High.”

Dolphin urges ALL stockholders to vote the BLUE proxy card today in favor of Dolphin’s three independent and highly qualified nominees - Malcolm M. ‘Mick’ Aslin, Karl L. Meyer, and Robert A. Trevisani and its by-law amendment proposal.

infoUSA stockholders should sign, date and return the BLUE proxy card FOR Dolphin’s nominees and by-law amendment at the upcoming Annual Meeting of Stockholder on May 26, 2006. If you have any questions, or would like assistance in voting your shares, please contact the company that is helping us with this most important election, Innisfree M&A Incorporated, at 1-888-750-5834.

Dolphin encourages all stockholders to visit its Web site www.iusaccountability.com to learn more about Dolphin’s nominees and its plan to build stockholder value and to see important original documents involving Mr. Vinod Gupta and the infoUSA Board, which Dolphin obtained as part of an extensive books and records review under Delaware law.